Exhibit 10.29
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Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 203.406
STANDARD EXCLUSIVE LICENSE AGREEMENT
Agreement No: A10550
TABLE OF CONTENTS

Section 1 Definitions
Section 2 Grant
Section 3 Due Diligence
Section 4 Payments
Section 5 Certain Warranties and Disclaimers of UFRF
Section 6 Record Keeping
Section 7 Patent Prosecution
Section 8 Infringement and Invalidity
Section 9 Term and Termination
Section 10 Assignability
Section 11 Dispute Resolution Procedures
Section 12 Product Liability; Conduct of Business
Section 13 Use of Names
Section 14 Miscellaneous
Section 15 Notices
Section 16 Contract Formation and Authority
Section 17 United States Government Interests
Section 18 Confidentiality
Section 19 University Rules and Regulations
Section 20 Integration

Appendix A — Development Plan
Appendix B — Development Report
Appendix C — UFRF Royalty Report
Appendix D — Milestones
     This Agreement is made effective the 15th day of June 2011, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Myriant Technologies Inc (hereinafter called “Licensee”), a small entity corporation organized and existing under the laws of Delaware and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169; UFRF and Licensee are referred individually as Party and collectively as Parties;
     WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

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Section 1 Definitions
1.1	“Licensed Patents” means all of the following UFRF intellectual property:
1.1.1	The United States Provisional Patent Application entitled “L-Malate production by metabolically engineered Escherichia coli” filed in the United States Patent Office on September 1, 2010, and assigned Registration Number/Serial Number 61/379,077 and all United States and foreign patents and patent applications based on this United States Provisional Patent Application.

1.1.2	any and all United States and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified in Section 1.1.1, and

1.1.3	any and all patents issuing from the patent applications identified in Section 1.1.1 and 1.1.2, including, but not limited to, letters patents, patents of addition, divisionals, continuations, reissues, re-examinations, extensions, restorations, and supplementary protection certificates; all to the extent owned or controlled by the University of Florida.
1.2	“Licensed Product” and “Licensed Process” means:
1.2.1	In the case of a Licensed Product, any product or part thereof, on a country-by-country basis, that:
(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which such product is made, used, imported or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used, imported or sold.
1.2.2	In the case of a Licensed Process, any process, on a country-by-country basis:
(a)	which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.
1.3	“Net Sales” means the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee or Sublicensee after deducting, if not already deducted in the amount invoiced;
•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation costs paid
“Net Sales” shall not include the transfer of reasonable quantities of a Licensed Product to an Affiliate or Third Party for promotional purposes without charge. For the purpose of calculations of royalty payment, the Net Sales is not determined on the basis of output from the individual plants but it is based on the aggregated annual production of Licensed Product from all the manufacturing plants owned and, or operated either by Licensee or Sublicensee(s) throughout the world during that year.

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1.4	“Permitted Deductions” means: (i) funds received as consideration for equity purchases of Licensee’s securities by a Sublicensee at the fair market value of such equities, (ii) payments received by Licensee from any Sublicensee for purposes of paying Licensee for any future research requested by the Sublicensee, for development, testing, or engineering services actually undertaken by or for Licensee related to any Licensed Product or Licensed Process. For greater clarity, payment by a Sublicensee for future research expenses incurred by or for Licensee after the Effective Date for research which has not been requested by Sublicensee and has been conducted by Licensee as Licensee’s diligent pursuit of the Licensed Patents shall not be considered a Permitted Deduction.

1.5	“Affiliate” means: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee is also an officer or employee of Licensee or any person who is an officer or employee of Licensee.

1.6	“Patent Challenge” means a challenge to the validity, patentability, and/or enforceability of any of the Licensed Patents or otherwise opposing any of the Licensed Patents.

1.7	“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Licensee under this Agreement.

1.8	“Sublicensee” means any Affiliate or Third Party to whom Licensee grants a Sublicense.

1.9	“Development Plan” means a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.10	“Development Report” means a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.11	“Licensed Field” shall mean the practice of the Licensed Processes for the production of malic acid and all of its derivatives thereof and the use of malic acid and its derivatives for all purposes.

1.12	“Third Party” shall mean any person or entity other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.13	“Licensed Territory” shall be worldwide.
Section 2 Grant
2.1	License
2.1.1	License under Licensed Patents
Subject to the terms of this agreement, UFRF hereby grants to Licensee a royalty-bearing,

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exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and Licensed Processes. This grant of exclusive license shall allow the making, using and selling of Licensed Products and/or Licensed Processes by tolling facilities owned and operated by Third Parties under a written agreement with the Licensee or Sublicensee(s). UFRF reserves to itself and the University of Florida the right under the Licensed Patents to make, have made, develop, import and use Licensed Products and Licensed Processes solely for their internal research, clinical and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions (which other non-profit research institutions shall have no right to grant further Sublicenses), the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
2.2	Sublicense
2.2.1	Licensee may grant written Sublicenses to Affiliates on prior notice to UFRF. Licensee may grant written Sublicense to Third Parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld or delayed. However, Licensee shall notify UFRF of the initiation of license negotiations with all potential Sublicensees. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms and condition of this Agreement and to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee. Licensee shall also include provisions in all Sublicenses to provide that in the event that Sublicensee brings a Patent Challenge against UFRF or assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena) then Licensee may terminate the rights of Sublicensee with respect to the Licensed Patent that is the subject of the Patent Challenge within thirty (30) days.

2.2.2	In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay a royalty on Net Sales according to Section 4.2. In addition, Licensee shall pay UFRF (subject to Permitted Deductions provided that fair and commercially reasonable Sublicense fees are paid to UFRF in conjunction with such transaction) [...***...] of any fees or other payments in consideration for any rights granted under a Sublicense and such payments are not based directly upon the amount or value of Licensed Products sold by Sublicensee (Fees) up to [...***...]; [...***...] of any Fees between [...***...] and [...***...]; and [...***...] of Fees above [...***...]. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

2.2.3	Licensee shall provide UFRF with a final unredacted copy of each Sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days after the execution of the Sublicense agreement and further agrees to forward to UFRF annually a copy of such reports received by Licensee from its Sublicensees pertinent to the payments under said Sublicense agreements.

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2.2.4	If Licensee is either unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee will, at UFRF’s request, negotiate in good faith a Sublicense with any such Sublicensee.
2.3	If (i) Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or (ii) Licensee or any of its Affiliates assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), and (iii) UFRF does not choose to exercise its rights to terminate this Agreement pursuant to Section 9.3 then, in the event that such a Patent Challenge is successful, Licensee will have no right to recoup any consideration, including royalties, paid during the period of challenge.

2.4	In the event that a Patent Challenge is unsuccessful, Licensee shall reimburse UFRF for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.
Section 3 Due Diligence
3.1	Development
3.1.1	Licensee agrees to and warrants that:
(a)	it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents;

(b)	it will establish and actively and diligently pursue the Development Plan (see Appendix A ) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)	it will diligently develop markets for Licensed Products and Licensed Processes;

(d)	and, until the date of first commercial sale of Licensed Products or Licensed Processes, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B ).
3.1.2	Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before December 31, 2016 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

3.1.3	Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by UFRF no less than ninety (90) days prior to any of the due dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith.

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Section 4 Payments
4.1	Annual License Maintenance Fee

Licensee will pay an annual license maintenance fee of two thousand five hundred dollars ($2,500), each year on the anniversary of the Effective Date of this Agreement. The annual license maintenance fee is payable until the first commercial sale of a Licensed Product or Licensed Process, after which time minimum royalties instead of the annual license maintenance fee will be due.

4.2	Royalty
4.2.1	Royalty on Licensed Patents: In addition to other payments required by this Agreement, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents. The royalty is deemed earned as of the earlier of the date the Licensed Product and or Licensed Process is actually sold and paid (or the date an invoice is sent by Licensee or its Sublicensee(s). For each calendar year or partial calendar year during the term of this Agreement, Licensee shall pay royalties at the following rates based on the aggregate annual production of Licensed Products for all manufacturing by or on behalf of Licensee and Sublicensee(s): [...***...] of aggregate Net Sales for the first [...***...] pounds of Licensed Product during each calendar year; [...***...] of aggregate Net Sales between [...***...] and [...***...] pounds of Licensed Product during each calendar year, and [...***...] of aggregate Net Sales over [...***...] pounds of Licensed Product during each calendar year.

4.2.2	Amounts owing to UFRF under Sections 4.2 and 4.3 shall be paid on a quarterly basis with such amounts due and received by UFRF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.
4.3	Minimum Royalty
4.3.1	Licensee agrees to pay UFRF Minimum Royalty payments, as follows:

Payment	Year
$[...***...]	2017 (or second year of commercial sales)
$[...***...]	2018
$[...***...]	2019
$[...***...]	2020 and every year thereafter for the life of this Agreement.
4.3.2	The initiation of the annual minimum royalty payment will eliminate the need for the License Maintenance Fee due under Section 4.2.

4.3.3	The Minimum Royalty shall be paid in advance on a quarterly basis on March 31, June 30, September 30, and December 31 for the following quarters, for each

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year in which this Agreement is in effect. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due UFRF for other than the same calendar year in which the royalties were earned.
4.4	Milestone Payments

Licensee agrees to pay UFRF milestone payments with thirty (30) days of the first achievement of such milestone, as follows:

Event	Due Date	Payment
Issuance of US Patent		[...***...]
Pilot scale production of the Licensed Product		[...***...]
First Commercial Sale	December 31, 2016	[...***...]
4.5	Sublicense Fees
Licensee shall pay Sublicense fees to UFRF per Section 2.2.2 of this Agreement within thirty days (30) of the receipt of any such fees from Sublicensee.
4.6	Accounting for Payments
4.6.1	Any amounts which remain unpaid after the date they are due to UFRF under this Section 4, Section 2, Section 7 or any other section of this Agreement shall accrue interest from the due date at the rate of [...***...] per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4, Section 2, Section 7 or any other applicable section of this Agreement.

4.6.2	All amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc. 223 Grinter Hall PO Box 115500 Gainesville, Florida 32611-5500 Attention: Business Manager

All monies owing stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the day preceding the payment due date.

4.6.3	A certified full accounting statement showing how any amounts payable to UFRF under Section 4 have been calculated shall be submitted to

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UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C—UFRF Royalty Report of this Agreement.

4.6.4	In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.6.5	UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.
Section 5 Certain Warranties and Disclaimers of UFRF
5.1	UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:
5.1.1	a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of Third Parties;

5.1.3	an obligation to bring or prosecute actions or suits against Third Parties for infringement of Licensed Patents;

5.1.4	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.
5.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR

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THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
Section 6 Record Keeping
6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created or as required by federal law, both during and after the term of this Agreement.

6.2	Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.6. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.3	At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.6 with the submission of the self-audit report to UFRF.
Section 7 Patent Prosecution
7.1	UFRF shall prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2	Licensee shall be responsible for and pay all costs and expenses incurred by UFRF related to the preparation, filing, prosecution (including interferences), issuance, maintenance, defense (including oppositions) and reporting of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in writing of such status, within thirty (30)

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days of any such change. In the case of foreign patent protection, if Licensee gives sixty (60) days notice that it intends to decline to reimburse UFRF for patent expenses for any Licensed Patent in any particular country, then the license granted hereunder respecting such Licensed Patent shall terminate after such sixty (60) days and Licensee relinquishes the right to commercialize Licensed Products in the specified country.
Section 8 Infringement and Invalidity
8.1	Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a Third Party and of any available evidence thereof.

8.2	During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

8.3	UFRF shall diligently strive to make a decision on whether UFRF will bring an infringement action against the alleged infringer within thirty (30) days of being notified of any alleged infringement. If within seventy five (75) days after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action against the alleged infringer, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4	In the event that a declaratory judgment action is brought against UFRF or Licensee by a Third Party alleging invalidity, unpatentability, unenforceability, or non-infringement of the Licensed Patents, UFRF, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If UFRF does not exercise this right, and assuming that Licensee is the sole licensee of the Licensed Patents, Licensee shall have the right but shall not be obligated to take over the sole defense of the action at Licensee’s sole expense, subject to Sections 8.5 and 8.6.

8.5	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, UFRF shall have the right, but not the obligation, to voluntarily join such litigation, represented by its own counsel at its own expense. Any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any reimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided in the ratio of [...***...]% to Licensee and [...***...]% to UFRF. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any reimbursed expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of Licensee for any legal fees, and unreimbursed expenses. The balance remaining from any such

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recovery shall be divided in the ratio of [...***...]% to UFRF and [...***...]% to Licensee.
8.6	In any suit in which either Party is involved to enforce or defend the Licensed Patents pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.7	In the event Licensee contests the validity of any Licensed Patents, unless and until UFRF terminates this Agreement pursuant to Section 9.3.9, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.
Section 9 Term and Termination
9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the date that no Licensed Patent remains an enforceable patent.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3	UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice if Licensee:
9.3.1	is delinquent on any report or payment

9.3.2	is not diligently developing and commercializing Licensed Products and Licensed Processes

9.3.3	is in breach of any provision

9.3.4	provides any false report

9.3.5	goes into bankruptcy, liquidation or proposes having a receiver control any assets

9.3.6	violates any laws or regulations of applicable government entities; or

9.3.7	shall cease to carry on its business pertaining to Licensed Patents

9.3.8	if payments of earned royalties under Section 4.4 once begun, ceases for more than two (2) calendar quarters.

9.3.9	Termination under this Section 9.3 will take effect thirty (30) days after written notice by UFRF unless Licensee remedies the problem in that thirty (30) day period.
9.4	If Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or assists others in bringing a Patent Challenge against UFRF (except as required under a court

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order or subpoena), then UFRF may immediately terminate Licensee’s rights under this Agreement with respect to the Licensed Patent that is the subject of the Patent Challenge. If a Sublicensee brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena), then UFRF may send a written demand to Licensee to terminate such Sublicense with respect to such Licensed Patent. Failure by Licensee to do so shall be deemed to constitute a material breach of this Agreement.
9.5	UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

9.6	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

9.7	Licensee shall be obligated to deliver to UFRF, within ninety (90) days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

9.8	Upon termination of this Agreement for any reason, any Sublicensee(s) not then in default, as determined by UFRF, shall receive from UFRF a grant similar in scope as the grant set forth in the Sublicense Agreement with the Licensee and all other rights in the Sublicense Agreement reasonably necessary to continue the business of such Sublicensee, except that UFRF shall be under no obligation to grant any rights which UFRF does not have or perform any services for which it is unsuited. All payments required to be made by such Sublicensee shall, from the date of termination of this Agreement, be paid to UFRF.
Section 10 Assignability
This Agreement may be transferred or assigned by Licensee to an Affiliate of Licensee on prior notice to UFRF; provided, however, that Licensee shall remain liable to UFRF for the performance by such Affiliates of its obligations hereunder. The agreement may not be transferred or assigned to a Third Party by Licensee except with the prior written consent of UFRF and UFRF will not withhold such a written consent unreasonably. Licensee will provide to UFRF a copy of any documents that assign its rights and obligations to an Affiliate or another entity and any documents detailing compensation received by Licensee for any assignment of UFRF’s rights to an Affiliate or another entity. Copies of all relevant documents will be provided to UFRF within sixty (60) days of execution or UFRF may terminate this Agreement according to Section 9.3.
Section 11 Dispute Resolution Procedures

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11.1	Mandatory Procedures

In the event either Party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either Party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.
11.1.1	When a Party intends to invoke the procedures set forth in this section, written notice shall be provided to the other Party. Within thirty (30) days of the date of such notice, the Parties agree that representatives designated by the Parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If the Parties fail to meet within the time period set forth in Section 11.1.1 above or if either Party subsequently determines that negotiations between the representatives of the Parties are at an impasse, the Party declaring that the negotiations are at an impasse shall give notice to the other Party stating with particularity the issues that remain in dispute.

11.1.3	Not more than fifteen (15) days after the giving of such notice of issues, each Party shall deliver to the other Party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the Party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the Party that is proposing such individual.

11.1.4	Within ten (10) days after delivery of such lists, the Parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within five (5) days, they shall each select one individual from the lists. Within five (5) days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within thirty (30) days after the selection of a Neutral Advisor:

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(a)	The Parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)	The Parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each Party with respect to the dispute. At the meeting, each Party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each Party and attempt to resolve all issues in the dispute. At the meeting, the Parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.
11.1.5	The expenses of the neutral advisor shall be shared by the Parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the Party incurring the same.

11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.
11.2	Failure to Resolve Dispute

If any issue is not resolved at the meeting with the Neutral Advisor, either Party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.
Section 12 Product Liability; Conduct of Business
12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the development, production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

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12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in development, producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.
Section 13 Use of Names
Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of UFRF in each case.
Section 14 Miscellaneous
14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida

14.2	The Parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any Third Party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries and/or foreign persons without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to

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UFRF pursuant to this Agreement.
14.8	Survival

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:
•	Section 6 Record Keeping

•	Section 9 Requirement to pay royalties on sale of Licensed Products made, and in process, at the time of License Agreement termination

•	Section 12 Product Liability; Conduct of Business

•	Section 13 Use of Names

•	Section 18 Confidentiality
Section 15 Notices
Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given
•	when delivered personally, or

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or

•	the second day following the day on which the notice has been delivered prepaid to a courier service, or

•	five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).
15.1	If to the University of Florida Research Foundation, Inc.:
President
University of Florida Research Foundation, Inc.
223 Grinter Hall
University of Florida
Post Office Box 115500
Gainesville, FL 32611-5500
Facsimile Number: 352-846-0505
with a copy to:
Office of Technology Licensing
Attn: Director
308 Walker Hall
University of Florida
Post Office Box 115500
Gainesville, Florida 32611-5500
Facsimile Number: 352-392-6600
15.2	If to Licensee:

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Stephen J. Gatto
Chief Executive Officer
Myriant Technologies Inc
1 Pine Hill Drive
Batterymarch Park II, Suite 301
Quincy, MA 02169

Facsimile Number: 617-657-5210
Section 16 Contract Formation and Authority
The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the Parties. This Agreement shall automatically terminate and be of no further force and effect, without the requirement of any notice from UFRF to Licensee, if UFRF does not receive the License Issue Fee or certificates representing shares issued to UFRF pursuant to this Agreement, as applicable, within thirty (30) days of the Effective Date.
16.1	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the Party for whom they have signed.

16.2	Force Majeure

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either Party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either Party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.
Section 17 United States Government Interests
17.1	It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. DE-FG36-04GO14019, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

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Section 18 Confidentiality
18.1	Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each Party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. The Parties agree to keep the terms of this Agreement confidential, provided that each Party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which: (a) was lawfully known by the receiving Party prior to disclosure of such information by the disclosing Party to the receiving Party; (b) was or becomes generally available in the public domain, without the fault of the receiving Party; (c) is subsequently disclosed to the receiving Party by a Third Party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving Party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other Party to allow such Party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving Party without access to or use of disclosing Party’s information as demonstrated by written record. Each Party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.
Section 19 University Rules and Regulations
19.1	Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.
Section 20 Integration
20.	Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and

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warranties between the Parties - including, without limitation, that certain Exclusive License Agreement and the amendments thereof between the Parties dated as of November 30, 2007 are superseded by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.
UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/s/ David L. Day		Date: June 16, 2011

David L. Day
Director of Technology Licensing

LICENSEE

By:	/s/ Stephen J. Gatto Stephen J. Gatto	Date: June 15, 2011
Chief Executive Officer

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Appendix A — Development Plan
     A Development Plan of the scope outlined below shall be submitted to UFRF by Licensee prior to the execution of this agreement. In general, the plan should provide UFRF with a summary overview of the activities that Licensee believes are necessary to bring products to the marketplace.
I.	Development Program
A.	Development activities to be undertaken
Year I — II (2011 — 2012)
Test L-malic acid strains developed at University of Florida under fed-batch fermentation conditions to evaluate if they have commercially viable strains.
Year II — III (2012 — 2013)
Test the ability of the biocatalyst to grow in a cellulosic hydrolysate and the ability of the biocatalyst to grow in the non-detoxified cellulosic hydrolysate.
Year IV — V (2013 — 2015)
Identify the fermentation conditions that would allow the production of L-Malic acid in a cost-effective commercial scale. Efforts will be made to improve the productivity, titer and yield of malic acid to commercially acceptable level.
B.	Estimated total development time 5 Years
II.	Governmental Approval

	A.	Types of submissions required	Not Applicable

	B.	Government agency, e.g., FDA, EPA, etc.	Not Applicable

III.	Proposed Market Approach		To be completed in 2 years

IV.	Competitive Information		To be gathered in 1 year
A.	Potential competitors

B.	Potential competitive devices/compositions

C.	Known competitor’s plans, developments, technical achievements

D.	Anticipated date of product launch

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Appendix B — Development Report
When appropriate, indicate estimated start date and finish date for activities.
I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).
A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.
III.	Future Development Activities (4-8 paragraphs).
A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.
IV.	Changes to Initial Development Plan (2-4 paragraphs).
A.	Reasons for change.

B.	Variables that may cause additional changes.
V.	Items to be Provided if Applicable:
A.	Information relating to Licensed Products or Licensed Processes that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by Third Parties, other than Licensee, to include name of Third Party, reasons for use of Third Party, planned future uses of Third Parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products, or Licensed Processes or the Licensed Patents.
PLEASE SEND DEVELOPMENT REPORTS TO:
University of Florida Research Foundation, Inc.
Attn: Director
308 Walker Hall
P.O. Box 115500
Gainesville, FL 32611-5500
Facsimile: 352-392-6600

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Appendix C — UFRF Royalty Report
Company Name:
If multiple license agreements are required to generate this product, indicate what percentage of the royalty is attributable to each agreement.

UFRF Agreement No.:	Percentage:
UFRF Agreement No.:	Percentage:

Period Covered: From: / /2	Through: / /2

Prepared By:	Date: _____________
Print Preparer Name:
Preparer Email Address: ______________________ Phone No.: _________________

Approved By:		Date:
(Requires Executive Officer Signature)

Print Officer Name:
If license covers multiple product lines, please prepare a separate spreadsheet for each product line, and a summary report for all products combined.
The spreadsheet should include the following information:
•	Product Name

•	Country(ies) of Sales (List each country. If royalties vary by country, provide a breakdown of specified information for each country.)

•	Unit Sales

•	Gross Sales

•	Less Allowances (On a separate page, please indicate the reasons for returns or other adjustments if significant.)

•	Net Sales

•	Royalty Rate (Please note any unusual occurrences that affected royalty amounts during this period. To assist UFRF’s forecasting, please comment on any market variables that would impact future royalties).

•	Total Royalty due this period

•	Total Royalty paid last period

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Appendix D — Milestones
In addition to the research milestones described in Appendix A, the following milestones shall be completed by the Licensee.
1.	By December 31, 2011, Licensee will provide UFRF a detailed document covering Licensee’s plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $[...***...] in revenue are achieved (“Business Plan”). UFRF will treat this Business Plan according to Section 18 of the Agreement.

2.	By June 30, 2013, Licensee will provide a report on the efforts made to obtain a biocatalyst for the production of malic acid in a minimal medium.

3.	By December 31, 2014, Licensee will provide a report on the efforts made to obtain a biocatalyst for the production of malic acid in a minimal medium containing detoxified and non-detoxified lignocellulosic hydrolysate.

4.	By December 31, 2015, Licensee will provide a report on the efforts made to improve the titer, yield and productivity of malic acid to a commercially acceptable level.

5.	By December 31, 2016 Licensee will obtain purchase orders from at least two customers.

6.	Continue to sell Licensed Product every six months after the date of first sale of a Licensed Product.

7.	By May 31, 2018, Licensee will reach annual Net Sales of at least $[...***...].

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